Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated June 14, 2007 relating to the financial statements and financial statement schedule, which appears in GSI Technology, Inc.’s Annual Report on Form 10-K for the year ended March 31, 2007.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

San Jose, California

June 28, 2007